EXHIBIT 24.1
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                               POWER OF ATTORNEY


I appoint John R. Monsky, Douglas Kaden and Chandler B. Evans, together and separately, to be my attorneys-in-fact. This means they may, in my place:

     o sign Securities and Exchange Commission Forms 3, 4 and 5, and all amendments to these forms, reporting transactions in Genpact's securities;
     o    file these forms and amendments with the SEC;
     o    perform the acts that need to be done concerning these filings; and
     o    name others to take their place.

I am responsible for everything my attorneys-in-fact do when acting lawfully within the scope of this Power of Attorney.

The attorneys-in-fact, in acting at my request, are not assuming any of my responsibilities to comply with Section 16 of the Securities Exchange Act of 1934. Genpact is not assuming my Section 16 responsibilities either.

This Power of Attorney remains in effect until:

     o I am no longer required to file Forms 3, 4 and 5 for Genpact's securities; or
     o    I  revoke  it,  in  writing,   and  deliver  the   revocation  to  my
          attorneys-in-fact.

I hereby revoke all previous Powers of Attorney that have been granted by me in connection with my reporting obligations under Section 16 of the Securities Exchange Act of 1934 with respect to my holdings of and transactions in securities issued by Genpact.


                                                /s/ A. Michael Spence
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                                                A. Michael Spence


                                                Dated: July 30, 2007